Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of September 22, 2020, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the First Sentier American Listed Infrastructure Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Advisors Series Trust:

Exhibit KK of the Agreement is hereby superseded and replaced with Exhibit KK attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jeffrey T. Rauman	By:
Name: Jeffrey T. Rauman	Name:
Title: President	Title: Senior Vice President

Exhibit KK to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series Date Added
First Sentier Global Listed Infrastructure Fund
First Sentier American Listed Infrastructure Fund on or after September 22, 2020

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at September, 2020

Domestic Equity and Balanced Funds

Annual Fee Based Upon Average Net Assets per Fund*
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the balance
Minimum Annual Fee: $[ ] per fund

Additional fee of $[ ] for each additional class and/or for a Controlled Foreign Corporation (CFC)
Additional fee of $[ ] per manager/sub-advisor per fund
Tax Free Transfer In-Kind Cost Basis Tracking* – $[ ] per sub-account per year

Services Included in Annual Fee Per Fund

Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services
Pricing Services
$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$[ ] – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$[ ] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$[ ] – Bank Loans
$[ ] – Swaptions
$[ ] – Credit Default Swaps
$[ ] per Month Manual Security Pricing (>[ ] per day)
Fair Value Services (Charged at the complex level)
$[ ] per security on the First [ ] Securities
$[ ] per security on the Balance of Securities
Corporate Action and Factor Services (security paydown)
$[ ] per Foreign Equity Security per Month
$[ ] per Domestic Equity Security per Month
$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)
$[ ] per security per month for fund administrative data

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit KK (continued) to the Advisors Series Trust Fund Accounting Servicing Agreement

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule
Chief Compliance Officer Annual Fees
$[ ] for the first fund (subject to Board approval)
$[ ] for each additional fund (subject to change based on Board review and approval)
$[ ] per sub-advisor per fund
Per advisor relationship, and subject to change based upon board review and approval.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit KK.

First Sentier Investors (US) LLC

By:_____________________________

Printed Name:_______________________

Title:____________________________ Date:________________________